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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               -------------------

                                    FORM 8-K

                                 Current Report

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                                  July 7, 2005
                Date of Report (Date of earliest event reported)

                          COLLINS & AIKMAN CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                         1-10218              13-3489233
(State or other jurisdiction of    (Commission file number)   (I.R.S. Employer
incorporation or organization)                               Identification No.)

                             250 Stephenson Highway
                              Troy, Michigan 48083
                    (Address of principal executive offices)
                                 (248) 824-2500

                         (Registrant's telephone number,
                              including area code)
                                 Not Applicable
          (Former name or former address, if changed since last report)
                            ------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17
      CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
      CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

      On July 7, 2005, the United States Bankruptcy Court for the Eastern District of Michigan approved the motion of Collins & Aikman Corporation (the "Company") and its affiliated debtors-in-possession on an interim basis for authority to enter into an agreement with certain of its customers substantially in the form attached as Exhibit 10.1 to this Form 8-K. The agreement, among other things: (i) provides for aggregate price increases of $82.5 million under certain existing customer contracts, (ii) allows customers to fund certain capital requirements of the Company, (iii) provides that customers may not re-source component parts currently under purchase orders with the Company, (iv) establishes a framework for additional price negotiations and (v) provides for $82.5 million in subordinated Debtor-in-Possession (DIP) financing by the customers, in addition to the $30 million previously approved by the Bankruptcy Court. The agreement shall terminate upon the earlier to occur of an event of default (as defined in the agreement) or September 30, 2005. The agreement, together with ancillary agreements contemplated therein, are subject to final Bankruptcy Court approval.

      Also on July 7, 2005, the Company's existing DIP lender agreed to extend the time for the Company to obtain the Bankruptcy Court's final order with respect to the DIP loan until July 18, 2005 and consented to the Company's agreement with its customers referred to above.

      Also, on July 8, 2005, a Mexican affiliate of the Company obtained a waiver under a Construction Agency Agreement with a Mexican affiliate of General Electric Capital Corporation substantially in the form attached as Exhibit 10.2 to this Form 8-K relating to the Company's new facility in Hermosillo, Mexico. The waiver applies to, among other things, certain defaults under the Construction Agency Agreement that have occurred and will continue to occur as a result of the bankruptcy filing and customer financing referred to above and covers the period from the date of the waiver until the earlier of (x) July 15, 2005, and (y) the occurrence of an event of default under the Construction Agency Agreement that is not subject to this waiver.

      The descriptions set forth above are qualified by the agreements filed as Exhibits to this Form 8-K.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      On July 7, 2005, Collins & Aikman Corporation announced the appointment of Stephen F. Cooper as its Chairman of the Board of Directors, Leonard LoBiondo as a director and Frank Macher as President and Chief Executive Officer. On July 8, 2005, the Company appointed Mr. Macher as a director as well. To facilitate this transition, Charles E. Becker has resigned as Acting Chief Executive Officer, and Marshall A. Cohen has resigned as Interim Chairman of the Board of Directors. Mr. Cohen will remain as a director of the Company and serve as Lead Director. The press release dated July 9, 2005 regarding the appointment of Messrs. Cooper, LoBiondo and Macher attached as Exhibit 99.1 to this Form 8-K provides further information on these appointments.

      The Company's arrangement with Mr. Macher is based upon an outline of terms, which includes the following principal financial terms and is subject to final documentation and Bankruptcy Court approval: (i) $750,000 base salary,
(ii) quarterly bonus of $250,000 for six quarters (pro-rated for any partial quarters), (iii) $1.5 million severance, (iv) a to-be negotiated success fee and
(v) standard executive benefits. Prior to final documentation and Bankruptcy Court approval of this arrangement, the Company will compensate Mr. Macher on a per diem basis at the rate of $7,950 per day.

      Bryce Koth resigned as Senior Vice President and Chief Financial Officer of the Company on July 8, 2005. The Company has initiated its search for a new Chief Financial Officer.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 15, 2005

                                   COLLINS & AIKMAN CORPORATION

                                   By: /s/ Jay B. Knoll
                                       ----------------------------------
                                       Name: Jay B. Knoll
                                       Title: Vice President & General Counsel

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                                  EXHIBIT INDEX

Exhibit No.                               Description

   10.1 Price Adjustment, Non-Resourcing and DIP Financing Arrangement for Collins & Aikman and its Affiliated Debtors.

   10.2 Second Temporary and Limited Waiver and Agreement dated as of July 1, 2005 between Collins & Aikman Automotive Hermosillo, S.A. de C.V. and GE Capital de Mexico, S. de R.L. de C.V.

   99.1           Press Release dated July 7, 2005, issued by Collins & Aikman
                  Corporation.